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                                                             Exhibit 5



                                 June 16, 1995



Unitog Company
101 West 11th Street
Kansas City, Missouri 64105

         Re:     Shares of Common Stock To Be Issued Under
                 Unitog Company Outside Director Fee/Stock Program Registration Statement on Form S-8

Ladies and Gentlemen:

         I write as General Counsel of Unitog Company in connection with the above-captioned Registration Statement on Form S-8 filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 50,000 shares of Common Stock of Unitog Company, a Delaware corporation (the "Company"), which shares are issuable under the Unitog Company Outside Director Fee/Stock Progam.

         I have examined the Second Restated Certificate of Incorporation of the Company, the current Bylaws of the Company, the Company's corporate minute books and such other records and other documents that I have deemed relevant to this opinion.

         Based on the foregoing, it is my opinion that the 50,000 shares of Common Stock when issued in the manner and as provided for in the Unitog Company Outside Director Fee/Stock Program, will be legally issued, fully paid and nonassessable, to the extent that such shares are authorized and unissued shares.

         I hereby consent to the inclusion in the Registration Statement of this opinion.

                                 Very truly yours,

                                 UNITOG COMPANY

                                 /s/ Robert M. Barnes

                                 Robert M. Barnes
                                 General Counsel

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